CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, NY 14424

February 13, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Canandaigua National Corporation. Our annual meeting will be held in the Community Board Room on the second floor of the Main Office at 72 South Main Street, Canandaigua, NY, on Wednesday, March 11, 2009, at 1:00 p.m.

Shareholders will elect four Class 1 Directors for terms of three years. Information about the nominees can be found in the attached proxy statement.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to read and carefully consider the enclosed proxy statement. You may vote by telephone, via the Internet, or mark, sign, date and return the enclosed form of proxy in the accompanying pre-addressed, postage-paid envelope. You may withdraw your proxy if you attend the meeting and wish to vote in person.

I urge you to vote for the election of all four nominees.

/s/ George W. Hamlin, IV
George W. Hamlin, IV
President and CEO

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street
Canandaigua, NY 14424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m., on Wednesday, March 11, 2009

PLACE	The Canandaigua National Bank and Trust Company
72 South Main Street
Canandaigua, NY 14424

ITEMS OF BUSINESS	(1) To elect four Class 1 Directors for a term of three (3) years and until their successors have been elected and qualified.

(2) To transact such other business as may properly come before the meeting and any adjournments thereof.

RECORD DATE	Holders of the Common Stock of record at 5:00 p.m., on January 14, 2009, are entitled to vote at the meeting.

VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by proxy by using the following method: mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose. Instructions for voting via the internet or by telephone are set forth on the enclosed proxy form. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting of Shareholders. Any shareholder present at the meeting may withdraw his or her proxy and vote personally on any matter brought before the meeting.

February 13, 2009

/s/ Robert G. Sheridan
Robert G. Sheridan
Secretary

CANANDAIGUA NATIONAL CORPORATION
72 South Main Street, Canandaigua, NY 14424
(585) 394-4260

PROXY STATEMENT Annual Meeting of Shareholders to be held Wednesday, March 11, 2009

This Proxy Statement is being mailed to holders of common stock in connection with solicitation of proxies by the Board of Directors of Canandaigua National Corporation (the “Corporation") for use at the Annual Meeting of Shareholders to be held Wednesday, March 11, 2009, at 1:00 p.m., at The Canandaigua National Bank and Trust Company, 72 South Main Street, Canandaigua, NY 14424 and any adjournment thereof.  Each proxy that is properly executed and returned will be voted at the meeting and, if a choice is specified therein, will be voted in accordance with the specification made.  If no choice is specified, it will be voted in favor of the proposals set forth in the notice enclosed with this Proxy Statement.

SHAREHOLDERS ENTITLED TO VOTE AND REVOCATION OF PROXIES

Only shareholders of record as of the close of business on January 14, 2009, are entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were outstanding and entitled to vote 471,859 shares of common stock.  Each share of common stock is entitled to one vote.  A quorum will consist of the holders of not less than a majority of the shares entitled to vote, present either in person or by proxy. Any proxy may be revoked by the person giving it at any time prior to its exercise by giving written notice of revocation to Robert G. Sheridan, Secretary, prior to the vote at the meeting, by submitting a proxy with a later date, or by voting in person at the meeting.

If your shares are registered in your name on the Corporation's stock records, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote your shares in person or by proxy at the Annual Meeting. The Corporation has sent its proxy materials directly to you, including a proxy card for you to use.  If you hold shares of common stock through an account with a broker, bank, or other nominee rather than directly in your own name, then your broker, bank, or other nominee is considered the shareholder of record, and you are considered the beneficial owner of these shares. The Corporation has supplied copies of its proxy materials for its 2009 Annual Meeting to the broker, bank, or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

The holders of a majority in interest of all common stock issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the meeting in order to constitute a quorum for transaction of business. Directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election. Proxies indicating abstentions and broker non-votes are counted as present for quorum purposes but are not counted for or against the election of directors.

If you are a registered shareholder you have four voting options:

•

Over the internet, which we encourage if you have internet access;

•

By telephone, by calling the telephone number on your proxy form;

•

By mail, by completing, signing, dating and returning your proxy form; or

•

By attending the annual meeting and voting your shares in person.

This Proxy Statement and the accompanying proxy are being mailed by first-class mail on or about February 17, 2009. All expenses incurred in connection with the solicitation of proxies will be borne by the Corporation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below, as of January 14, 2009, is the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner ("beneficial ownership" as used in this Proxy Statement is defined in Rule 13d-3 under the Securities Exchange Act of 1934, the “Exchange Act”) of more than 5% of the Corporation's outstanding common stock, the number of shares beneficially owned, and the percentage of the Corporation's outstanding common stock so owned.

	Common Stock	Percentage of Common Stock
George W. Hamlin, IV, Director, President and Chief Executive Officer 72 South Main Street, Canandaigua, NY	30,311 Shares	6.42%

The Canandaigua National Bank and Trust Company held in various fiduciary capacities 72 South Main Street, Canandaigua, NY	48,617 Shares	10.30%

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 14, 2009, the amount and percentage of the common stock of the Corporation beneficially owned by each Director and each executive officer.

Name and Address	Shares of Common Stock Owned[1]	Options Exercisable	Total	Total Percent of Class
Patricia A. Boland, Director Canandaigua, NY	150	-	150	0.03%
Richard C. Fox, Director Rochester, NY	2,769	-	2,769	0.59%
Daniel P. Fuller, Director and Chairman of the Board Canandaigua, NY	655	-	655	0.14%
Frank H. Hamlin, III, Director Canandaigua, NY	1,173	-	1,173	0.25%
George W. Hamlin, IV, Director, President and Chief Executive Officer Canandaigua, NY	18,861	11,450	30,311	6.42%
Stephen D. Hamlin, Director Canandaigua, NY	6,710	-	6,710	1.42%
Richard P. Miller, Jr., Director Oneonta, NY	30	-	30	0.01%
Thomas S. Richards, Director Rochester, NY	100	-	100	0.02%
Robert G. Sheridan, Director and Secretary of CNC, Executive Vice President, Cashier and CRA Officer Canandaigua, NY	413	4,365	4,778	1.01%
Caroline C. Shipley, Director Canandaigua, NY	563	-	563	0.12%
Sue S. Stewart, Director Victor, NY	120	-	120	0.03%
Alan J. Stone, Director Naples, NY	15,563	-	15,563	3.30%
Joseph L. Dugan[2] Executive Vice President Pittsford, NY	100	303	403	0.09%
Lawrence A. Heilbronner, Executive Vice President and Chief Financial Officer Rochester, NY	308	775	1,083	0.23%
Gregory S. MacKay, Treasurer of CNC, Senior Vice President Canandaigua, NY	966	1,077	2,043	0.43%
Steven H. Swartout, Esq., Executive Vice President and General Counsel Canandaigua, NY	406	571	977	0.21%
The Canandaigua National Bank and Trust Company held in various fiduciary capacities	48,617	-	48,617	10.30%
All Directors and executive officers as a group (16 individuals) and fiduciary capacities	97,504	18,541	116,045	24.59%

[1] Includes shares held directly, as well as shares held jointly with family members, and shares held in retirement accounts, in a fiduciary capacity, by certain of the individual's family members, or held by trusts of which the individual is a trustee or substantial beneficiary, with respect to which shares the individual may be deemed to have sole or shared voting or investment powers, and shares which may be acquired under option agreements as defined in Rule 13d-3.

[2] Officer of subsidiary Bank only.

As of January 14, 2009, the Trust Department of The Canandaigua National Bank and Trust Company ("the Bank") held in various fiduciary capacities 160,871 shares or 34.09%, of the outstanding shares.  The Trust Department of the Bank has the power to vote 48,617 shares, or 10.30%, of the outstanding shares.  These shares are included within the total set forth in the table above.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of Directors to be elected at the 2009 Annual Meeting is four. If elected, Class 1 Directors will hold office for three years and until their successors are elected and qualified. The Board of Directors has nominated as Directors, and recommends the election of the four persons listed below as Class 1 Directors.  Nominee Frank H. Hamlin, III is a member of the present Board and was first elected by the shareholders at the Annual Meeting held in 2004.   Nominee George W. Hamlin, IV is a member of the present Board and was first appointed by the Board in 1984. Nominee Caroline C. Shipley is a member of the present Board and was first appointed by the Board in 1984. Nominee Sue S. Stewart is a member of the present Board and was first elected by the shareholders at the Annual Meeting held in 2000.  Ms. Shipley and Ms. Stewart are “independent” directors. Each nominee has consented to be named in this Proxy Statement and to serve if elected.  If at the time of the Annual Meeting any of them becomes unavailable for election, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.  Management has no reason to believe that any substitute nominees will be required.

The Board of Directors recommends a vote FOR the election of all four nominees.

INFORMATION ON DIRECTORS AND NOMINEES

Incumbent Class 1 Directors - Term Expiring 2009

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation
Frank H. Hamlin, III	36	2004	2004

Of Counsel, Croucher, Jones & Johns, July 2007-present;

Attorney, June 2002 - 2007
Partner, Jones, Parks & Hamlin 2001-2002
Legal Aide, Office of New York State Attorney General  1999 – 2000

Member, Ontario County Bar Association 2001- present

George W. Hamlin, IV	67	1984	1979

President, CEO and Trust Officer, The Canandaigua National Bank and Trust Company 1979 - present;
Director of the Federal Reserve Bank of New York 1997 - 2002;
Chairman, Thompson Health System;
Chairman, Eastman School of Music;
Director, University of Rochester Medical Center;
Director, Center for Governmental Research;
Chair, Investment Committee - Monroe Fund
Director, New York Wine and Culinary Center

Director, CMAC (Constellation Brands – Marvin Sands Performing Arts Center)

Caroline C. Shipley	69	1984	1984

Retired;
Treasurer, First Congregational Church;
Treasurer, Ontario Children's Foundation;
Member, Canandaigua City School District Board of Education 1979 – present, President 1983 – 1991, 2007- present.

Sue S. Stewart	66	2000	2000

Sr. Vice President and General Counsel, University of Rochester 2003 – present;
Partner, Nixon, Peabody, LLP 1978 – 2001, Managing Partner Rochester Office 1998 – 2000

Director, United Way of Greater Rochester

Chair of Executive Committee and Treasurer, National Center for Education and the Economy

_______________________________________________________________________________________________

_______________________________________________________________________________________________ Class 3 Directors - Term Expiring 2010

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation
Patricia A. Boland	73	1986	1986	Retired Educator; Retired Mayor, City of Canandaigua Former President, Granger Homestead Society Board of Trustees

Richard P. Miller, Jr.	65	1998	1998

Retired;

President, Hartwick College 2003 - 2008
Vice Chancellor & Chief Operating Officer, State University of New York 2000 - 2003;
Senior Vice President & Chief Operating Officer, University of Rochester 1996 - 2000

Robert G. Sheridan	60	1992	1992

Executive Vice President, Cashier and CRA Officer, The Canandaigua National Bank and Trust Company 2007 - present;

Senior Vice President and Cashier, The Canandaigua National Bank and Trust Company 1989 - 2006;
President, CNB Mortgage Company 2002 - present
Trustee, Granger Homestead Society

Alan J. Stone	68	1986	1986

Managing Member, Stone Family Properties LLC 1986 - present;
Member, City Mini Storage LLC 1999 - present;

Director, Stone Construction Equipment, Inc. 1969 - present;
Chairman of the Board, Canandaigua National Corporation 1994 - 2004
CEO, Stone Construction Equipment, Inc. 1969 - 1986.

_______________________________________________________________________________________________ Class 2 Directors - Term Expiring 2011

		Year First Elected or
		Appointed to:
Name	Age	Corporation	Bank	Principal Occupation

Richard C. Fox	62	2008	2008	President, Wendy’s Restaurants of Rochester, Inc. 1976 to present

Daniel P. Fuller	58	1996	1996

Chairman of the Board, Canandaigua National Corporation 2008 - present

President and General Manager, Bristol Mountain Ski Resort

December 1984 – present;
General Manager, Roseland Waterpark 2003 - present

Stephen D. Hamlin	72	1984	1973	Retired Cultural Leader; Chief Executive Officer, Sonnenberg Gardens, February 1996-2000 Vice President, Schlegel Corp. 1963 - 1984

Thomas S. Richards	65	2004	2004

Corporation Counsel, City of Rochester January 1, 2006 – present;
Chairman, President and Chief Executive Officer, RGS Energy Group, Inc., and Rochester Gas and Electric Corporation 1998 - 2002
Trustee, University of Rochester
Trustee, Rochester Institute of Technology

_______________________________________________________________________________________________

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The family relationships between the above-named Directors are as follows: Frank H. Hamlin, III is the son of George W. Hamlin, IV. Stephen D. Hamlin is the first cousin of George W. Hamlin, IV.

George W. Hamlin, IV is the beneficial owner of a 75 percent interest in Canandaigua Aircraft, LLC which is unaffiliated with Canandaigua National Corporation.  From time to time, the Bank charters a plane from Canandaigua Aircraft, LLC for business use by Mr. Hamlin, executive officers, and other employees for time-critical business trips that could not easily be accommodated by commercial airline services.  In 2008, the Bank paid Canandaigua Aircraft, LLC $35,209 for charter services.  Use of the aircraft and payments were approved by our Board of Directors and, based upon a competitive analysis of comparable leased aircraft, our Board of Directors determined that the amounts billed for our use of the aircraft were at or below market rates for the charter of similar aircraft.

Through an entity controlled by Richard C. Fox, Mr. Fox is the owner and lessor of the Bank’s Brighton, NY banking office.  The lease is triple-net and commenced in 2002 for 20 years plus two five-year renewal options.  Rent escalates each five-year period commencing in 2007 based upon a combination of predetermined amounts and the consumer price index (CPI).  Total payments made by the Bank to Mr. Fox’s entity for the year ended December 31, 2008, were $210,830.

Directors and executive officers of the Corporation and their associates are, as they have been in the past, customers of, and have had financial transactions with, the Bank, and additional transactions may be expected to occur in the future between such persons and the Bank or other subsidiaries of the Corporation.  Any loans from the Bank to such persons and their associates, outstanding at any time since the beginning of 2008, were made, in accordance with Federal Reserve Board Regulation O, in the ordinary course of business of the Bank and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than normal risk of collection or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than ten percent of the Corporation's common stock, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock.  Executive officers, directors, and greater than ten percent shareholders are required by the rules of the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.  To the Corporation's knowledge, based solely on a review of copies of such reports furnished to the Corporation or written representations that no reports were required, the Corporation believes that the filing requirements of Section 16(a) were satisfied by its Directors and Executive Officers, except for the following reports: Lawrence A. Heilbronner filed a Form 4 on April 3, 2008,  regarding a purchase of 30 shares of stock on March 17, 2008; Richard C. Fox filed a Form 4 on September 3, 2008,  regarding a purchase of 500 shares of stock on August 25, 2008.

CORPORATE GOVERNANCE

The business of the Corporation, property, and affairs are managed under the direction of our Board of Directors.  Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing reports and other materials provided to them, by visiting our offices, and by participating in meetings of the Board and its Committees. The Board of Directors is committed to employing good business practices, transparency in financial reporting, and the highest level of corporate governance.

The Directors of the Corporation and the Directors of the Bank are the same people.  The Corporation has an Audit Committee, but does not have standing Compensation or Nominating Committees.  These functions are performed by committees of the Board of the Bank.

The Board of Directors of the Corporation held eight (8) meetings during 2008.  The Board of Directors of the Bank held twelve (12)  meetings during 2008.  No incumbent Director of the Corporation attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and the Committees of which they were members.  Directors are encouraged to attend the Annual Meeting of Shareholders. All Directors who were serving at the time of the prior year's annual meeting attended the meeting.

Shareholders, and other interested parties, may communicate with the Board of Directors by sending such communications to the attention of Robert G. Sheridan, Secretary, who will forward all such communications to the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The following chart shows the composition of the committees of the Board of Directors, the number of meetings held by each committee during 2008, and which directors are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission. The Audit Committee of the Board is composed exclusively of independent directors.

Director	Independent	Executive (12 meetings)	Audit/Examining (4 meetings)	Nominating/Corporate Governance (3 meetings)	Compensation (4 meetings)
Patricia A. Boland	X		X	Chair
Richard C. Fox					X
James S. Fralick	X
Daniel P. Fuller	X	Chair			X
Frank H. Hamlin, III
George W. Hamlin, IV		X		X	X (non-voting)
Stephen D. Hamlin	X		X
Richard P. Miller, Jr.	X			X	Chair
Thomas S. Richards	X	X	X	X
Robert G. Sheridan		X
Caroline C. Shipley	X	X	Chair	X	X
Sue S. Stewart	X			X
Alan J. Stone	X				X

DIRECTORS’ COMPENSATION

For the year 2008, no compensation was paid to members of the Board of Directors of Canandaigua National Corporation.  Directors of the Bank are paid an annual cash retainer of $3,500.  For the year 2008, the Chairman of the Board of Directors of the Bank was paid in cash at the rate of $1,300 per meeting attended and the remaining members, including employee-directors, were paid in cash at the rate of $1,050 per meeting attended.  All fees are paid in cash when earned.

Name	Total ($)
Patricia A. Boland	22,400
Richard C. Fox	18,200
James F. Fralick	11,100
Daniel P. Fuller	33,950
Frank H. Hamlin, III	28,300
George W. Hamlin, IV	37,100
Stephen D. Hamlin	25,500
Richard P. Miller, Jr.	23,450
Thomas S. Richards	26,450
Robert G. Sheridan	34,000
Caroline C. Shipley	33,300
Sue S. Stewart	18,650
Alan J. Stone	21,650
Total	334,050

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee consists of six Directors, five of whom are independent under the NASDAQ listing standards, not employees of the Bank, and who are appointed by the Board of Directors each year.  The Committee has adopted the independence standard required of NASDAQ listed companies.  Members of the Committee are as follows:

Patricia A. Boland	Richard P. Miller, Jr.	Thomas S. Richards
Sue S. Stewart	Caroline C. Shipley	George W. Hamlin, IV

The Nominating and Governance Committee met three (3) times during 2008 to determine personal and professional qualifications for Board of Director candidates.  A current copy of the Charter of the Nominating and Governance Committee is available for review on the Corporation’s website at www.cnbank.com. The Committee reviews the qualifications of and interviews candidates for Director and makes recommendations to the Board of Directors.  In its deliberations, the Nominating and Governance Committee considers the skills represented among the existing Board members and identifies any particular qualifications that might be sought in new Directors for the purpose of augmenting the skills and experience represented on the Board, all in the context of the perceived needs of the Board at that time.

In addition, the Nominating and Governance Committee will consider nominations submitted by shareholders.  Any shareholder wishing to make such a nomination should submit it to the Secretary of the Corporation.  Notice of intention to make any nominations, other than by the Board of Directors, must be made in writing and must be received by the Secretary of the Corporation no less than twenty (20) days prior to any meeting of shareholders called for the election of Directors.  Such notification should contain the following information to the extent known to the notifying shareholder:  (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; and (d) the number of shares of common stock of the Corporation owned by the notifying shareholder.  The Nominating and Governance Committee will evaluate shareholder nominees for the Board in the same manner as nominees proposed by management.

AUDIT COMMITTEE

The Audit Committee consists of four Directors who are not employees and are “independent” of the Bank and who are appointed annually by the Board of Directors. Members of the Committee are:

Patricia A. Boland	Caroline C. Shipley	Stephen D. Hamlin	Thomas S. Richards

The Audit Committee met four (4) times during 2008 to supervise external audit, internal audit, and compliance activities of the Corporation and its subsidiaries.  The function of the Committee is to make or cause to be made suitable examinations every year and to ensure that the Corporation's activities are being conducted in accordance with the law and the banking rules and regulations, and in conformance with established policy. The Committee works directly with the internal auditor to review audit plans, staffing, and the results of individual audits. At least annually, the Committee meets in executive session independently with both the internal and external auditors. In addition, the Audit Committee retains the services of a reputable independent registered public accounting firm.  The Committee receives and reviews the reports of the independent registered public accounting firm and presents them to the Board of Directors with comments and recommendations.  At least once during each twelve-month period, this Committee makes audits of the Trust Department or causes audits to be made and ascertains whether an adequate review of the assets in each trust has been made.

REPORT OF THE AUDIT COMMITTEE

Following is the report of the Audit Committee with respect to the Corporation’s audited financial statements for the fiscal year ended December 31, 2008.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls and audit functions. The Audit Committee Charter, which is available for review on the Corporation’s website at www.cnbank.com, describes in greater detail the full responsibilities of the Committee. The Audit Committee is comprised solely of independent directors as defined by applicable SEC rules. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Corporation’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.  In connection with the preparation of the consolidated financial statements for fiscal year 2008, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of the Corporation’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee also reviewed the report of management contained in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Corporation’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Committee continues to oversee the Corporation’s efforts related to its internal control over financial reporting.  The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Corporate Governance” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP their firm’s independence.  Based on their review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2008, for filing with the Securities and Exchange Commission.

The Corporation appointed KPMG LLP as auditors for the fiscal years ended December 31, 2008, and December 31, 2007.  All services provided by the external auditor are pre-approved by the Audit Committee.  The Chair of the Audit Committee may approve engagement of services that arise between Audit Committee meetings.  External auditors are prohibited from providing the following non-audit services:  bookkeeping; financial information systems design and implementation; appraisal or valuation; actuarial services; internal audit outsourcing; management functions or human resources; broker dealer, investment advisor or investment banking; legal or expert services unrelated to the audit; or any other service determined by the Board to be impermissible.  The lead external audit partner and the SEC reviewing partner are required to rotate off the engagement after five years and must stay off the engagement for five years. Other partners (non-lead, tax or other specialist partners) must rotate after seven years and must stay off the engagement for two years. The Audit Committee annually evaluates the partners on the account to ensure they meet the rotation requirement.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Corporation's annual financial statements for 2008 and 2007, and fees billed for other services rendered by KPMG LLP:

	2008	2007
Financial Statement Audit:	$252,500	$219,500
All other fees:
Other non-audit fees - income tax compliance	$35,300	$30,445
- other tax services	$2,425	$28,380

Audit Committee Financial Expert:   The Corporation's Board of Directors does not have a "financial expert" serving on its Audit Committee.  It is the opinion of the Board of Directors that the cumulative experience of the Directors serving on the Audit Committee is adequate to provide appropriate oversight of the audit functions.

COMPENSATION DISCUSSION AND ANALYSIS Compensation Committee – Composition and Responsibility

The Compensation Committee consists of six Directors, four of whom are not employees of the Bank and are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the Securities and Exchange Commission. These individuals are appointed by the Board of Directors each year.  The Chief Executive Officer, who is not “independent” is a non-voting, ex-officio member of the Committee.  The Compensation Committee has a Charter.  A current copy of the Charter of the Compensation Committee is available for review on the Corporation’s website at www.cnbank.com.

The Compensation Committee met four (4) times during 2008 to perform annual reviews of executive officers' performance.  Based on the Committee's reviews, recommendations on executive officers' titles and salaries for the upcoming year are made to the Board of Directors for approval.

The Compensation Committee is responsible for determining and recommending to the full Board the compensation of the Corporation’s executive officers, including the Named Executive Officers identified in the Summary Compensation Tables and other tables on the following pages of this Proxy Statement.

Compensation Philosophy

The purpose of the Compensation Committee is to act on behalf of the Board of Directors to assure the existence and implementation of fair and equitable human resource policies and compensation that support the mission, vision, and values of the Corporation.  Through its work, the Compensation Committee endeavors to maintain executive compensation that is fair, reasonable, and consistent with the Corporation's size and the compensation practices of the financial services industry. The goal of the Committee is to attract, develop and retain high caliber executives who are capable of optimizing the Corporation's performance for the benefit of its shareholders while maintaining the philosophy of Community Banking.  The compensation programs are also intended to attract, develop, and retain the best available executive officers in key leadership positions to assure the continued success of the Corporation.  The Compensation Committee believes in a “pay for performance” approach, and the program contains a mix of stable and at risk compensation components.  The goal of the compensation programs is to align the interests of the Named Executive Officers with those of the shareholders.  To accomplish this goal, up to 40% of the executive compensation is tied to performance and at risk components.

The Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, Chief Financial Officer, and Director of Human Resources each provide information and analysis to the Compensation Committee that is used in determining compensation of the executive officers.

Compensation Committee Methodology

The Chief Executive Officer recommends to the Compensation Committee the amount of annual compensation for each of the Named Executive Officers.  The Chief Executive Officer completes an annual performance assessment for each of the Named Executive Officers which is reviewed and considered by the Committee in its deliberations of compensation amounts.  The Compensation Committee conducts an annual performance appraisal of the Chief Executive Officer based on evaluation information solicited from each of the members of the Board of Directors, and recommends to the Board of Directors the annual compensation package for the Chief Executive Officer.  In determining the compensation of the Corporation’s named executive officers for 2008, including the compensation of the Chief Executive Officer, the Compensation Committee considered a number of quantitative and qualitative performance factors.  The Committee's considerations consists of, but are not limited to, analysis of the following factors:  financial performance of the Corporation, including return on equity, return on assets, growth of the Corporation, and management of assets, liabilities, capital, liquidity, and risk.  The Compensation Committee endeavors to balance short-term and long-term performance of the Corporation and cumulative shareholder value when establishing performance criteria for each of the Named Executive Officers and for the management team as a group.  In formulating total compensation, the Committee also considers intangible factors such as: the scope of responsibility of the executive; leadership within the Corporation, the community, and the financial services industry; and, whether the Corporation, under the executive's leadership, has been able to serve worthwhile public purposes while enhancing shareholder value.  All of these factors are considered in the context of the market for the Corporation's products and services, and the complexity and difficulty of managing business risks in the prevailing economic conditions and regulatory environment.  The analysis is conducted with respect to each of the Named Executive Officers including the Chief Executive Officer.  The Compensation Committee believes that the total compensation provided to the Corporation’s Named Executive Officers is competitive, and has been demonstrated as effective in light of the Corporation’s continued excellent performance resulting from the efforts of the executives.  Details regarding the compensation of each of the Named Executive Officers are set forth in the Tables that follow this report.

Peer Groups and Benchmarks

The Committee is authorized to retain outside counsel, experts, and consultants to assist it in performing its functions.  As an additional source of information to assist it in evaluating appropriate compensation levels for the executive officers, the Compensation Committee periodically conducts a comparison study of the Bank's executive compensation with the executive compensation for comparable positions in similar financial services companies within the Bank’s peer group.  The Bank’s peer group is generally financial institutions having assets between $1 billion and $3 billion with trust departments.  Compensation Surveys produced by Watson Wyatt and Mercer Human Resource Consulting, Inc., for financial institutions located in New York State, the Mid-Atlantic region, for all U. S. financial institutions, and for the group of financial institutions having less than $5 billion in assets are used as reference material in evaluating the compensation of the Named Executive Officers.

Elements of Compensation

The executive compensation program has four basic elements: base salary, annual cash short-term incentive compensation, long-term equity-based compensation, and benefits including retirement, health care, and insurance.  Each element of compensation is viewed by the Compensation Committee as an integral component of the compensation program designed to assure the Corporation’s long-term success and thereby value for shareholders.

Base Salary

The Compensation Committee reviews the base salaries of the Corporation’s executives each year. When setting base salary levels, the Compensation Committee considers (1) competitive market conditions for executive compensation at comparable financial institutions, (2) the financial performance of the Corporation, and (3) the performance of each individual for the prior year against the specific goals set for them. Performance of the Corporation is measured by evaluation of attainment of the Corporation’s strategic and financial performance goals for the year and over multiple years, with particular emphasis on earnings per share growth and return on stockholders’ equity. Although the Compensation Committee considers year-to-year changes in stock price in its evaluation of performance, the Committee does not emphasize this factor because the Committee does not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of the Corporation. Individual performance is measured by evaluation against the strategic and financial performance goals of the particular executive officer’s area of operational responsibility in comparison to performance.  Generally, the Committee believes the base salaries of executive officers should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities in comparable financial institutions.  The Base Salary of each of the Named Executive Officers is limited to an increase each year of an amount approximating the rate of inflation (CPI-W) for the prior year.  Market rate adjustments to base salary are made as appropriate for retention.  Base salary is a stable component of compensation for each of the Named Executive Officers.

Annual Short-Term Incentive Pool Compensation (STIP)

Incentive Compensation for the Named Executive Officers is based on a pay-for-performance philosophy that emphasizes performance goals designed to achieve long-term value for the Shareholders.  A portion of the Named Executive Officers’ annual and long-term compensation is at risk.  The purpose of the Annual Short-Term Incentive Pool (STIP) program is to focus the executives on the importance of team performance to achieve the Corporation’s strategic goals. For the STIP, each of the Named Executive Officers has an annual score card established by management, and approved by the Compensation Committee based on the Corporation’s annual budget. Scorecards contain individual and team performance objectives for the year that form the basis for the calculation of a potential performance bonus.  The STIP formula uses Return on Average Assets as a measure of Corporation-wide performance.  The numerical point score received by each Named Executive Officer for accomplishment of specific objectives (expressed as a percentage) is multiplied by a target percentage rate for each of five separate pools established by the Committee annually.  For 2008, the target pools for executives ranged from 15% to 50% of base compensation depending on the length of the executive’s participation in the STIP program.  The target percentage of base salary is increased by 2% in each year of participation until a maximum of 50% is reached so that the Named Executive Officers with the longest tenure will have approximately 1/3 of annual cash compensation determined by reference to achievement of specific annual goals approved by the Board of Directors.   For 2008, the budget (pool target) ROAA was .92%. The actual ROAA achieved in 2008 was 1.05%.  For 2008, annual incentive plan awards were based on attainment of the target (budget) which equaled an award of 60 points, and were capped at an achievement level of 100 points for superior achievement relative to the budget.  Cash bonuses, if paid, are paid 90% within the first month of the fiscal year and the remaining 10% upon finalization of the audited financial statements of the Corporation. If the initial bonus payment exceeds the finalized total bonus, the Executive Officer is required to repay the excess.

Long-Term Equity-Based Compensation

Long-Term Equity-Based compensation is an important component of the compensation program because it has the effect of retaining talented executives who might otherwise move to other financial institutions, it aligns the executive’s financial interests with those of the shareholders, and it rewards the achievement of the Corporation’s long-term goals. Approximately 10% of the Named Executive Officer’s total compensation is directly tied to the long-term appreciation of the shares of the company through the grant of Stock Appreciation Rights.

Stock Appreciation Rights

To comply with the provisions of Section 409A of the Internal Revenue Code of 1986 which required restatement of existing non-qualified deferred compensation programs by December 31, 2008, the Corporation restated its non-qualified incentive stock option plan (1989 Incentive Stock Option Plan) in which five of the Named Executive Officers participate.  Details of the restatement of outstanding SARs are set forth in the notes to the Corporation’s financial statements.  Under the restated plan, awards of Medium Term Stock Appreciation Rights (“MTSs”) and Long-Term Stock Appreciation Rights (“LTSs”) are calculated based on a table using Return on Beginning Equity.  LTSs are exercisable at the latter of 55 years of age or 15 years of tenure and represent approximately 60% of the annual award of this form of compensation.  MTSs are exercisable after five years and represent approximately 40% of this form of compensation.  For 2008, a potential award for the executives eligible to receive SARs was set by the Compensation Committee at 9.5% of the aggregate total base compensation of the participants as of the beginning of the year.  Recipients of the SARs are those executive officers who have a direct, measurable, and significant impact on the financial results and long-term value of the Corporation.  The SARs are allocated in accordance with the level of impact the executive has or can have on long-term shareholder value and the level of responsibility each executive has for decision making.  For 2008, the Named Executive Officers were allocated 60.9% of the total possible SARs for the year.  The amount of potential awards for a year is determined by multiplying the total base compensation of those executives participating in the plan by the percentage amount identified by the Compensation Committee as appropriate for that year and dividing that result by the prior year ending weighted fair value of awards where fair value is determined using Black-Sholes-Merton or the applicable fair value technique used at the time for at-the-money issued instruments. The actual number of awards earned by each of the Named Executive Officers is determined at year end by reference to an award grid using budgeted and actual return on beginning equity for the year. For 2008, the budgeted return on beginning equity (ROBE) goal was 13.12%. The ROBE achieved was 15.11%.  For each one percentage point excess of actual return on beginning equity over budgeted return on beginning equity, the number of awards in the pool is increased by 25%.  For each one percentage point shortage of actual return on beginning equity from budgeted return on beginning equity, the number of awards in the pool is decreased by 16.7%.  The number of awards determined in this formula is multiplied by the percentage of the pool allocated to the Executive Officer to determine the officer’s awards earned. The officer’s total number of awards is allocated whereby sixty percent (60%) are in the form of LTSs and forty percent (40%) are in the form of MTSs.

Timing of Grants and Base Price.

SARs have historically been granted at the regularly scheduled meeting of the Board of Directors in February of each year.  The Corporation does not back date any SARs or grant any rights retroactively. The SARs are granted “at the money” at fair market value on the first day of the year following the performance year.  Because the Stock of the Corporation is not listed on an exchange, the market value is the average of the last public auction price available as of the close of business at the prior year end preceding the date of the Board meeting at which awards are made. Executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of the award.

Stock Options

The Corporation, with shareholder approval, adopted a stock option plan in 1998 permitting the issuance of 48,000 (16,000 pre-split) shares of common stock to members of the management team of the Bank.  All options were issued as of 2004 and under the terms of the Plan, additional options may not be granted.  In 2005, the stock option plan was replaced with issuance of Phantom Stock Awards and Stock Appreciation Rights which, as a result of the provisions of section 409A of the Internal Revenue Code of 1986, have now been restated as Medium-Term Stock Appreciation Rights and Long-Term Stock Appreciation Rights as set forth above.  Details regarding the outstanding options and exercise of options are detailed in the tables which follow.

Benefits: Defined Contribution Profit Sharing (401K Profit Sharing Plan, Health Care Insurance, Life Insurance)

Defined Contribution Plan:  The Bank has maintained a Defined Contribution Profit Sharing/(401k) Plan for many years covering all employees of the Bank who meet the one-year service eligibility requirement of the plan.  The plan is a safe harbor prototype plan with a required minimum annual employer contribution of 3%.  The Board of Directors of the Bank may make additional discretionary contributions to the plan based upon performance of the Bank.  The Bank also maintains a Roth 401(k) plan covering all employees of the Bank who meet the one-year service eligibility requirement of the plan. The Corporation makes no contribution to this plan but has provided it to all employees to encourage long-term retirement planning and to provide employees with useful programs for retirement saving.

Employee Stock Ownership Plan (ESOP): The Bank maintains an Employee Stock Ownership Plan covering all employees of the Corporation.  It is the belief of the Compensation Committee that every employee of the Corporation should have some stock ownership of the Corporation, and this Plan permits the attainment of that objective in a qualified deferred plan.  Contributions to the ESOP are discretionary with the Board of Directors and have averaged approximately 1% of the total payroll of the Corporation and its subsidiaries for all the years the Plan has been in existence.

The Bank offers group health insurance through Preferred Care to all employees, and pays 50% of the premium (single, two-person and family plans) for full-time employees.   In addition, an employer contribution to a Health Reimbursement Account is made for full-time employees  participating in the Preferred Care Basix plan, and a contribution to a Health Savings Account for full-time employees participating in the Preferred Care MyCare plan

Short- and Long-Term Disability Insurance

All employees are covered by short-term disability insurance. The Bank maintains long-term disability coverage for full-time employees in the amount of 60% of base salary.

In addition to the basic elements of compensation, the Named Executive Officers also receive perquisites including dues to health clubs and payment of fees for golf club memberships which are in aggregate not in excess of $2,000 per Named Executive Officer and are shown in summary in the Compensation Tables.

Supplemental Executive Retirement Plans (SERPs)

Determination of the annual allocation of employer contribution to the Bank’s Defined Contribution Retirement Plan is based primarily on base salary of the individual plan participants.  Because the Named Executive Officers do not receive contributions to their profit sharing accounts at the same rate as they would if they were not restricted to base salary increases approximating the rate of inflation (CPI-W) for the prior year, or capped by the Internal Revenue Code, a Supplemental Executive Retirement Plan is provided.

SERP 1 is an unfunded, nonqualified, deferred compensation plan that accrues to the participant an amount equal to what would have been payable as an annual profit sharing contribution based on salary if it were not for the cap imposed by IRC §415(c)(1)(A).  Accrued amounts are then credited with earnings credit over time based on the performance of the company’s Defined Contribution Profit Sharing Plan.

SERP 2 is an unfunded, nonqualified, deferred compensation plan that accrues to the participants an amount equal to the difference between the annual management base salary increase cap percentage and the increase percentage the participant would have received based upon the annual performance appraisal at the participant’s grade and quintile.  Accrued amounts are then credited with earnings credit over time based on the performance of the company’s Defined Contribution Profit Sharing Plan.

Employment Agreements and Change in Control Agreements

Generally, there are no written employment agreements, termination of employment agreements, or change in control agreements for any of the Named Executive Officers.  As a part of the negotiation to recruit Joseph L. Dugan, the Corporation entered into an employment agreement with Mr. Dugan that provides that he will be paid six months of base salary in the event of involuntary termination of employment from the Bank.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation’s Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the Committee’s review of and the discussions with management with  respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

The foregoing report on executive compensation for 2008 is provided by the following directors, who constitute the Compensation Committee:

THE COMPENSATION COMMITTEE

Daniel P. Fuller	Alan J. Stone	Richard C. Fox
Richard P. Miller, Jr., Chair	Caroline C. Shipley	George W. Hamlin, IV (non-voting)
Compensation Committee Interlocks and Insider Participation in Compensation Decisions.

George W. Hamlin, IV, President and CEO of the Corporation and the Bank, served as a non-voting member of the Compensation Committee during 2008.  The non-employee director members of the Compensation Committee meet in executive session, outside the presence of management, to consider and recommend the compensation of the CEO and other officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Appreciation Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George W. Hamlin, IV President & CEO	2008 2007 2006	344,262 335,472 325,983	107,246 112,886 101,173	84,038 8,423 5,547	52,820 69,130 26,121	49,718 48,082 41,052	638,084 593,993 499,876
Lawrence A. Heilbronner Executive Vice President & CFO	2008 2007 2006	181,282 176,654 171,392	43,045 46,583 25,861	(5,220) 12,432 (28,495)	1,623 1,076 705	31,082 29,831 24,547	251,812 266,576 194,010
Joseph L. Dugan Executive Vice President(2)	2008 2007 2006	167,102 162,836 144,178	59,900 50,166 46,025	(7,619) 20,528 (67,627)	2,600 2,113 1,297	31,140 28,049 24,589	253,123 263,692 148,462
Gregory S. MacKay Treasurer	2008 2007 2006	150,000 143,655 135,474	35,692 17,068 15,005	- - -	326 626 67	32,541 29,270 28,564	218,559 190,619 179,110
Robert G. Sheridan Secretary	2008 2007 2006	193,266 188,332 182,722	58,870 60,783 48,920	(29,276) 5,925 (9,022)	7,502 7,940 4,564	32,946 32,293 32,889	263,308 295,273 260,073
Steven H. Swartout, Esq. Executive Vice President	2008 2007 2006	174,015 169,572 149,968	31,509 28,247 20,807	(5,796) 14,754 (24,180)	1,599 1,110 680	28,793 26,295 25,610	230,120 239,978 172,885

(1)

Represents the fair value of stock option and stock incentive award expenses accrued during the year.  Negative dollar amounts reflect the net reduction in fair value of the underlying awards during the year associated with the reduction in the market value of the Company’s stock during the year.

(2)

 Officer of subsidiary Bank only.

All Other Compensation Detail
Name	Year	Defined Contribution Profit Sharing & (401(k)) Plan ($)	Employee Stock Ownership Plan ($)	Life Insurance ($)	Other ($)
George W. Hamlin, IV	2008 2007 2006	31,343 29,778 29,281	2,437 2,366 2,234	15,938 15,938 9,537	- - -
Lawrence A. Heilbronner	2008 2007 2006	25,905 24,724 18,945	1,913 1,843 1,383	3,264 3,264 1,250	- - 2,969
Joseph L. Dugan	2008 2007 2006	24,394 21,516 21,467	1,763 1,550 1,461	4,983 4,983 1,661	- - -
Gregory S. MacKay	2008 2007 2006	20,810 21,707 20,850	1,556 1,457 1,360	10,175 4,156 4,156	- 1,950 2,198
Robert G. Sheridan	2008 2007 2006	27,459 26,881 25,628	2,040 1,965 1,762	3,447 3,447 3,447	- 2,052
Steven H. Swartout	2008 2007 2006	24,379 21,603 18,384	1,836 1,613 1,338	2,578 2,578 2,919	501 2,969

Grants of Plan-Based Awards (1)

Name	Grant Date	Estimated Future Award Payout-LTS related (#)	Estimated Future Award Payout-MTS related (#)	Exercise on Base Price of Awards ($)	Full Grant Date Fair Value of Awards ($)
George W. Hamlin, IV	1/1/2008	174	116	324.66	14,907
Lawrence A. Heilbronner	1/1/2008	117	78	324.66	10,024
Joseph L. Dugan	1/1/2008	117	78	324.66	10,024
Gregory S. MacKay	n/a	n/a	n/a	n/a	n/a
Robert G. Sheridan	1/1/2008	117	78	324.66	10,024
Steven H. Swartout	1/1/2008	117	78	324.66	10,024

(1) Represents awards granted under the Company’s Incentive Stock Plan.

For additional information regarding awards under the Corporation’s incentive compensation plans, see note 14 “Stock-Based Compensation Plans” to the Consolidated Financial Statements in the 2008 Annual Report.

Outstanding Equity Awards at Fiscal Year-End

	Stock - Option Awards				Stock Appreciation Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Securities Underlying Unexercised Stock Awards Exercisable	Number of Securities Underlying Unexercised Stock Awards Unexercisable	Stock Award Exercise Price ($)	Stock Award Expiration Date (2)

George W.	-	-	-	-	314	-	0.00	n/a
Hamlin, IV	-	-	-	-	-	117	111.94	n/a
	3,784	-	120.17	n/a	-	-	-	-
	-	-	-	-	-	197	129.02	n/a
	1,113	-	145.73	n/a	-	-	-	-
	1,794	-	150.28	n/a	-	-	-	-
	1,728	-	157.64	n/a	-	-	-	-
	1,770	-	171.88	n/a	-	-	-	-
	757	504	293.85	n/a	-	-	-	-
	-	-	-	-	368	245	360.28	n/a
	-	-	-	-	468	312	340.18	n/a
	-	-	-	-	174	116	324.66	n/a

Lawrence A.	-	-	-	-	-	94	0.00	4/13/2030
Heilbronner	-	-	-	-	-	35	111.94	4/13/2030
	204	-	120.17	4/13/2030	-	-	-	-
	-	-	-	-	-	59	129.02	4/13/2030
	207	312	157.64	4/13/2030	-	-	-	-
	212	319	171.88	4/13/2030	-	-	-	-
	-	379	293.85	4/13/2030	-	-	-	-
	-	-	-	-	-	368	360.28	4/13/2030
	-	-	-	-	-	468	340.18	4/13/2030
	-	-	-	-	-	195	324.66	4/13/2030

Joseph L.	-	-	-	-	-	188	0.00	12/1/2027
Dugan	-	-	-	-	-	70	111.94	12/1/2027
	-	-	-	-	-	118	129.02	12/1/2027
	-	621	157.64	12/2/2027	-	-	-	-
	-	637	171.88	12/2/2027	-	-	-	-
	-	758	293.85	12/2/2027	-	-	-	-
	-	-	-	-	-	368	360.28	12/1/2027
	-	-	-	-	-	468	340.18	4/13/2027
	-	-	-	-	-	195	324.66	4/13/2027

Gregory S.	-	-	-	-	-	-	-	-
MacKay	1,077	-	150.28	8/3/2014	-	-	-	-

Robert G.	-	-	-	-	188	-	0.00	9/11/2013
Sheridan	-	-	-	-	-	70	111.94	9/11/2013
	-	-	-	-	-	-	-	-
	-	-	-	-	-	118	129.02	9/11/2013
	433	-	145.73	9/11/2013	-	-	-	-
	1,077	-	150.28	9/11/2013	-	-	-	-
	1,035	-	157.64	9/11/2013	-	-	-	-
	1,062	-	171.88	9/11/2013	-	-	-	-
	455	303	293.85	9/11/2013	-	-	-	-
	-	-	-	-	221	147	360.28	9/11/2013
	-	-	-	-	281	187	340.18	9/11/2013
	-	-	-	-	117	78	324.66	9/11/2013

Steven H.	-	-	-	-	-	94	0.00	10/17/2023
Swartout	-	-	-	-	-	35	111.94	10/17/2023
	-	-	-	-	-	59	129.02	10/17/2023
	207	312	157.64	10/17/2023	-	-	-	-
	212	319	171.88	10/17/2023	-	-	-	-
	-	379	293.85	10/17/2023	-	-	-	-
	-	-	-	-	-	368	360.28	10/17/2023
	-	-	-	-	-	468	340.18	10/17/2023
	-	-	-	-	-	195	324.66	10/17/2023

(1) Represents Long-Term Stock Appreciation Rights (LTS) and Median Term Stock Appreciation Rights (MTS) granted under the Company’s Incentive Stock Plan.

(2) These awards have no stated expiration date.  The date presented is the holder’s 65th birthday, assumed to be normal retirement age, except in the case of Mr. Hamlin who has passed his 65th birthday.

Stock Option Exercises and Stock Options Vested

	Stock Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($)
George W. Hamlin, IV	-	-	708	22,472
Lawrence A. Heilbronner	-	-	212	6,729
Joseph L. Dugan	425	64,932	425	13,490
Gregory S. MacKay	669	109,990	None	None
Robert G. Sheridan	210	34,526	425	13,490
Steven H. Swartout	-	-	212	6,729

Incentive Stock Award (LTS and MTS) Exercises and Incentive Stock Awards Vested

Incentive Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($)
George W. Hamlin, IV	None	None	174	17,477
Lawrence A. Heilbronner	None	None	None	None
Joseph L. Dugan	None	None	None	None
Gregory S. MacKay	None	None	None	None
Robert G. Sheridan	None	None	117	9,734
Steven H. Swartout	None	None	None	None

(1) Value realized upon vesting is calculated using the estimated fair value of the award on the date the awards vested.  Since none of these awards vested during the year were exercised, the named executive officer has elected to defer this value until a future exercise date.

Nonqualified Deferred Compensation(1)

Name	Executive Contributions in 2008 ($)	Registrant Contributions in 2008 ($)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals/ Distributions during 2008 ($)	Aggregate Balance at December 31, 2008 ($)
		(a)	(b)
George W. Hamlin, IV	None	26,865	25,955	None	387,841
Lawrence A. Heilbronner	None	1,355	268	None	3,726
Joseph L. Dugan	None	2,075	525	None	7,658
Gregory S. MacKay	None	-	326	None	5,516
Robert G. Sheridan	None	5,072	2,430	None	38,170
Steven H. Swartout	None	1,333	266	None	3,700

(1) These plans are non-contributory by the executive and are unfunded by the Company. Amounts included in columns (a) and (b) in the table above, represent accruals for the year, and are included in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors selected KPMG LLP as independent certified public accountants of Canandaigua National Corporation for the year ended December 31, 2008.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will be given the opportunity to make a statement if they so desire.

SHAREHOLDER PROPOSALS

To be considered for inclusion in the Corporation's Proxy Statement and form of Proxy relating to the 2010 Annual Meeting of Shareholders, which is anticipated to be held on March 10, 2010, a Shareholder proposal must be received by the Secretary at the address set forth on the first page of this Proxy Statement not later than October 19, 2009. Shareholders intending to submit proposals to be included in the Corporation's Proxy Statement must comply with the provisions of SEC Rule 14a-8.  Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet the criteria established under the Exchange Act.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2009 Annual Meeting of Shareholders.  However, if other matters should come before the meeting, it is the intention of each person named in the Proxy to vote it in accordance with his or her judgment on such matters.

To the extent permitted under the rules of the Securities and Exchange Commission, the information presented in this Proxy Statement under the captions "Report of the Audit Committee and Compensation Committee Report" shall not be deemed to be "soliciting material," shall not be deemed filed with the Commission, and shall not be incorporated by reference in any filing by the Corporation under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

By Order of the Board of Directors

/s/ Robert G. Sheridan
Robert G. Sheridan
Secretary
February 13, 2009